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EXHIBIT 99.1

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES REFORM ACT OF 1995

        Tanning Technology Corporation ("Tanning" or the "Company") cautions readers that the important factors set forth below, as well as factors discussed in other documents filed by the Company with the Securities and Exchange Commission (the "SEC"), among others, could cause the Company's actual results to differ materially from forward looking statements contained in this report, future filings by the Company with the SEC, the Company's press releases and oral statements made by or on behalf of the Company. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "target" and similar expressions are intended to identify forward looking statements.

We have experienced, and may in the future experience, a decline in our services revenue, which would negatively impact our financial results

        Our revenues for the quarter ended June 30, 2002 declined $9.7 million, or 85%, to $1.7 million compared to our revenues for the quarter ended June 30, 2001. We believe the decline in services revenue was primarily due to a broad-based general economic slowdown in which clients have significantly tightened technology budgets, increased competitive pressure from traditional management consulting, information technology services and other competitors, and a lack of urgency by Global 1000 companies to immediately fund IT projects. We have made changes in our solution offerings and sales and marketing approach in order to respond to these industry and business dynamics, but there can be no assurance that our actions will be successful.

If we are unable to effectively manage cost and resource levels, our financial performance will be adversely affected

        The revenue in our business is difficult to predict, particularly in current economic conditions, and our expenses are in large part comprised of compensation and rent, which can be difficult to change on short notice. Our management must effectively balance our need to control costs with our need to respond timely to client demands. Any failure to effectively manage cost and resource levels will adversely affect our business. As a result of the decline in demand for our services, during the third quarter of 2001, we executed cost control measures in our North American operation, resulting in a workforce reduction of 37 employees, as well as certain office closures. During the fourth quarter of 2001, we commenced the closure of our European facilities, which resulted in a total workforce reduction of 70 employees. During January 2002, we executed additional cost control measures in our North American and Indian operations, resulting in a workforce reduction of 98 employees, as well as certain office closures. We may be required to take further actions to reduce expenses if our services revenue continues to be insufficient to support our cost structure. In addition, our ability to generate services revenue will be impaired to the extent we have reduced our professional services resources and our core services support functions. If demand for our services increases in the future, we may not be able to expand our operations, including hiring additional employees, to meet this demand in a timely fashion or at all. If we cannot increase our services revenue in future periods, our financial results will suffer. We can give no assurances that these measures, or any additional cost-cutting steps taken, will be sufficient to return our operations to profitability for any future periods.

If we are unable to generate revenues from new clients and maintain and expand our revenues from existing clients, our business will suffer

        Our ability to generate revenues will be adversely affected if we are unable to attract business from new clients and maintain and expand business from our existing clients. Factors that affect our ability to sell our services include the attractiveness and perceived value of our service offerings, our reputation for quality and reliability, and variations in demand for information technology services and in economic conditions generally. These variations could cause our existing clients to reduce or cease their investment in our services, and potential clients not to engage us. Our operating results and financial condition may also be adversely affected by difficulties we may encounter in collecting our accounts receivable and maintaining prices during an economic downturn. Many of these factors are beyond our control, and we may not be successful in our efforts to create, market, sell, and deliver services and solutions that are attractive to potential clients. These factors have materially and adversely affected our business in recent periods. To the extent these factors continue to adversely affect demand for our services, our business will suffer.

We depend heavily on our principal clients; a significant reduction in the work we perform for any of them could harm our revenues and earnings

        For the first six months of 2002, our five largest clients accounted for 90% of total revenues. Our five largest customers accounted for 69%, 67% and 71% of total revenues during 2001, 2000 and 1999, respectively. The volume of work performed for our principal clients may not be sustained from year to year or quarter to quarter, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients adversely affects our business and could have a material adverse effect on our financial condition and results of operations. Many factors can result in a cancellation, reduction or deferral of services requested by our customers, including budget constraints, perceived project progress, perceived project success or value, industry shifts and consolidation, and economic factors. For example, during the second quarter of 2000 we reached an agreement to terminate a contract with British Sky Broadcasting ("BSkyB"), a client accounting for 6% of our total revenues during 1999 and 8% of our total revenues for the first quarter of 2000. Further, as a result of projects ending and client budget pressure, our work for a number of clients who were among our five largest in 2001 has sharply declined, significantly adversely affecting our revenue at the end of 2001 and continuing into 2002.

The terrorist attacks on the United States have negatively impacted the U.S. economy and are expected to adversely affect our financial performance

        The September 11, 2001 terrorist attacks in New York and Washington have disrupted the U.S. financial markets and have negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, or the consequences of military or other responses to such attacks may have a further adverse impact on the financial markets, economy and our business. These factors have contributed, and may continue to contribute, to downward pressure on stock prices of publicly traded companies, such as our company, in the technology sector in particular. It is likely that such factors will negatively affect, among other things, the financial condition and business plans of current and prospective clients, the demand for our services, and the ability of our employees to travel as and when needed in order to provide needed sales and service support. In particular, the economic effects of the attacks and potential attacks are likely to cause existing or potential customers to significantly reduce their information technology services spending. We have seen significant reductions in spending among our clients in the travel and transportation and logistics industries, which will materially affect our revenue expectations over the next few quarters.

Quarter to quarter fluctuations in our revenues and earnings could affect the market price of our common stock

        Our revenues and earnings are volatile and difficult to predict. Our services revenue increased on a quarter-to-quarter basis during the first three quarters of 2000, and then decreased approximately 35% for the quarter ended December 31, 2000, 19% for the quarter ended March 31, 2001 and 12% for the quarter ended June 30, 2001. After a slight increase for the quarter ended September 30, 2001, our services revenue again decreased 29% for the quarter ended December 31, 2001, 78% for the quarter ended March 31, 2002, and 15% for the quarter ended June 30, 2002. It is possible that in future periods our operating results will be below the expectations of public market analysts or investors. The market price for our common stock has decreased significantly in recent months, and if our future operating results are below the expectations of public market analysts or investors, or for other reasons, the market price of our common stock may decline further.

        Our revenues and earnings may vary significantly from quarter to quarter as a result of a number of factors, including:

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  number, size and scope of client engagements commenced or completed during a quarter;

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  failure or delay by clients in paying our invoiced fees and expenses;

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  our ability to manage costs, including personnel costs and support services costs;

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  employee utilization rates;

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  unanticipated project terminations, delays or deferrals;

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  costs related to workforce reductions and office closures;

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  the accuracy of estimates of resources required to complete ongoing projects;

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  reductions in demand or difficulties in collection from new or growing businesses whose operations or sources of financing are inadequate;

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  pricing changes in the industry;

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  economic conditions specific to the information technology sector; and

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  the contractual terms and degree of completion of projects in which we are engaged.

Because a high percentage of our expenses, particularly compensation and rent, are fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in our earnings in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could materially adversely affect the market price of our common stock. In addition, the market price of our common stock could fluctuate substantially due to future announcements concerning us, our competitors or acquisitions, or changes in earnings estimates or recommendations by analysts.

The low price of our common stock could result in our common stock being delisted from the Nasdaq national market which could depress our stock price and have an adverse effect on the trading of our stock

        The shares of our common stock are currently listed on the Nasdaq national market. Due to the recent decline in the price of our common stock, our common stock could be suspended or delisted from the Nasdaq due to their minimum trading price requirements, particularly if our stock trades below $1 per share for specified periods of time or certain other financial tests are not met. If the shares of our common stock were to be suspended or delisted from the Nasdaq system, it would be much more difficult to buy or sell our common stock or obtain accurate quotations as to the price of our common stock.

Our clients may become unable or unwilling to pay us for services performed

        We assume a certain level of credit risk with our clients in order to do business. Conditions affecting any of our clients could cause them to become unable or unwilling to pay us in a timely manner, or at all, for services we have already provided them. In the past we have experienced significant collection delays from some clients, and we cannot predict whether we will experience similar problems in the future. If one or more of our clients fails or refuses to pay us in a timely manner or at all, or if we are unable to collect a number of large accounts receivable, it could have a material adverse effect on business, operating results and financial condition. For example, one of our top five clients during 2000 experienced difficulty in raising external financing needed in order to fund its operations and satisfy debts owed to us. As a result, during the fourth quarter of 2000, we wrote off approximately $2.4 million in accounts receivable from this client and were unable to recognize approximately $2.0 million in revenues earned from services provided to this client. In 2001, we started a project with a significant customer for which we were unable to fully recover all invoiced amounts.

Our failure to meet client expectations or deliver error-free services could result in losses and negative publicity

        Our client engagements involve the design, development and deployment of IT applications that are often critical to our clients' businesses. Any defects or errors in these applications or failure to meet clients' expectations could result in:

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  Delayed or lost revenue due to adverse client reaction;

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  Requirements to refund some or all of the fees paid by a client or to enter into a settlement with a client to accept a lesser amount of fees than we actually billed;

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  Requirements to provide additional services to a client at no charge or for a discount;

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  Negative publicity regarding us and our services, which could adversely affect our ability to attract or retain clients; and

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  Claims for substantial damages against us, regardless of our responsibility for such failure. Our insurance coverage may not be adequate to cover, or may exclude such claims.

        Our contracts generally limit our liability for certain amounts or types of damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any such large claim against us could seriously harm our business, financial condition and operating results.

We may fail to accurately estimate or manage the time and resources necessary for the performance of our services, which could reduce the profitability of, or result in a loss on, our projects and damage our customer relationships

        We provide services to our clients on a time and materialsor a fixed- or capped-fee basis. Fixed-fee, fixed-time arrangements may provide for significant penalties for late delivery. Because we work with complex technologies in compressed timeframes and because we have limited experience in pricing and managing engagements on these terms, it can be difficult to judge the time and resources necessary to complete a project and properly manage delivery within agreed time and cost limitations. Our failure to accurately estimate the time and resources required for a project, or our failure to complete our obligations in a manner consistent with the project plan upon which our fixed-fee or other arrangements are based, could reduce the profitability of, or result in a loss on, our projects if we are required to devote additional resources to project engagements for which we will not receive additional compensation or are assessed penalties, and could damage our customer relationships and our reputation. For example, difficulties encountered in performing the BSkyB project engagement entered into in 1999 on a fixed-fee, fixed-time basis resulted in an adverse effect on our gross profits, because we were required to devote more resources to perform the work than we had originally anticipated. Even in engagements not contracted on a fixed-fee, fixed-time basis, failure to deliver projects in accordance with client expectations and budgets can impair our ability to collect payment for our services, and damage our customer relationships and our reputation.

Our lack of long term contracts with clients and our clients' ability to terminate projects before completion reduce the predictability of our revenue and could adversely affect our earnings

        Our clients generally retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, our revenue is difficult to predict. Because we incur costs based on our expectations of future revenue, our failure to predict our revenue accurately may seriously harm our financial condition and results of operations. Although it is our goal to provide the full range of our IT services to our clients, we are generally retained to design and perform discrete segments of work on an engagement-by-engagement basis. Since large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. For example, many of our potential Global 1000 customers have recently shown a lack of urgency to pursue large IT initiatives and a number of our clients have recently slowed or stopped altogether the use of our services. In addition, our clients generally may terminate project engagements upon limited notice and without significant penalty. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly redeploy our employees to other engagements in order to minimize underutilization of employees and the resulting harm to our operating results. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. For example, a client's termination of a significant project in the fourth quarter of 1997 adversely affected revenues, employee utilization and earnings in the first half of 1998. Further, as a result of projects ending and client budget pressure our work for a number of clients who were among our five largest in 2001 has sharply declined, significantly adversely affecting our revenue, employee utilization and earnings at the end of 2001 and continuing into 2002.

Competition from bigger, more established competitors who have greater financial and technical resources, and from new entrants, could cause us to reduce prices or to lose current or future business opportunities and harm our business, results of operations and ability to grow

        The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Our competitors fall into five major categories:

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  large information technology consulting services providers, such as Accenture, KPMG, Monday Ltd., IBM, EDS and CSC;

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  mid-tier information technology services providers, such as Sapient;

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  offshore information technology services providers, such as Cognizant, HCL and Infosys;

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  internal information technology departments of current and potential clients; and

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  to a lesser extent, smaller Internet professional service providers.

        Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases, lower cost structures and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs.

        In addition, some clients view the size of a service provider as an important criterion, which may adversely affect our ability to compete for business, particularly in light of our reduction in size in recent quarters. Also, our comparatively small size has placed us, and may continue to place us, at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. These competitors are often able to offer greater scale and breadth of products and services, which may allow them to significantly discount their services in exchange for revenues in other areas or at later dates. Competitors that offer more standardized or less customized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

        Further, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide information technology consulting services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry.

        Current and potential competitors may also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Our solutions and service offerings may not be successful and we may lose opportunities to generate business

        We have recently refocused our solution and service offerings to center on our Powering Performance family of solutions. Although we believe the demand for this type of service offering is significant, our introduction of these offerings is relatively recent, and their market acceptance is not yet demonstrated. Further, successful execution of our business plan relating to our solutions and service offerings will require:

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  successfully marketing and delivering these offerings;

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  attracting, integrating and retaining talented personnel; and

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  successfully establishing relationships with relevant vendors and technology providers.

        Failure to successfully implement these solutions and service offerings on a timely basis could cause us to lose opportunities for business with both existing and potential clients and lose the benefits of potentially reduced delivery costs. We cannot assure you that our solutions and service offerings will be successful.

Lack of detailed written contracts could impair our ability to collect fees, protect our intellectual property and protect ourselves from liability to others

        We try to protect ourselves by entering into detailed written contracts with our clients covering the terms and contingencies of the project engagement. In some cases, however, consistent with what we believe to be industry practice, work is performed for clients on the basis of a limited statement of work or verbal agreements before a detailed written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others may be impaired, although we believe that our clients are legally obligated to pay for our services even in the absence of written contracts, or on the basis of a limited statement of work.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty attracting new business and retaining current clients, and our business may suffer

        We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and expanding our client base. If our reputation is damaged or if potential clients are not familiar with us or the services we provide, we may become less competitive or lose our market position. Promotion and enhancement of our name will depend largely on our success in continuing to provide large, complex, integrated information technology solutions. If clients do not perceive our solutions or our delivery approach to be effective or of high quality, our brand name and reputation will suffer. In addition, if solutions we provide have defects, critical business functions of our clients may fail, and we would likely suffer adverse publicity and could suffer economic liability.

The loss of our professionals, or the inability to recruit additional professionals, would make it difficult to complete existing projects and bid for new projects, which could cause our business to suffer

        Our business is labor intensive, and our success depends on identifying, hiring, training and retaining experienced, knowledgeable professionals. If a significant number of our current employees or any of our senior management, project managers or senior technical personnel leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. This dependence is particularly important to our business because personal relationships are critical to obtaining and maintaining client engagements and maintaining a cohesive culture. In addition, former employees may compete with us in the future.

        In light of our recent restructurings and reductions in headcount, as well as the fact that many of our employees hold options with exercise prices above the current market price of our common stock, our ability to retain our employees or to recruit and hire new employees may be difficult.

        Even if we retain our current employees, our management must recruit talented professionals in order to support our long term growth. Even if we are able to expand our employee base, the expenditure of resources required to attract and retain these employees may adversely affect our operating margins. We cannot give any assurances that we will be able to attract a sufficient number of qualified employees in the future, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

Our international operations, which primarily consist of our Hyderabad, India operations, involve risks relating to difficulties in complying with foreign laws and regulations, staffing difficulties, currency related risks, difficulties in collecting accounts receivable, and seasonal reductions in business activity; these risks could result in increased costs, unanticipated liabilities, operational difficulties and decreases in revenues and earnings

        Revenues from our clients outside of North America represented 7% of services revenue for the first six months of 2002, 34% of services revenue in 1999, 27% of services revenue in 2000, and 30% of services revenues in 2001. Although our current business includes relatively little revenue from foreign clients, we may expand our business with such clients in the future. We may incur significant costs in connection with our international operations. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate.

        We also encounter risks in doing business in foreign countries, including:

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  difficulties in staffing and managing foreign offices, such as our office in Hyderabad, India, as a result of, among other things, distance and time zone differences;

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  increased costs and staffing delays due to the need to comply with visa or other work permit requirements, which may impair our ability to move personnel between countries and properly staff our projects;

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  the impact of recessions in economies outside the United States;

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  local laws or regulations that may apply us, such as maximum working hour requirements, overtime laws or other labor or employment restrictions;

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  the fact that the Internet infrastructure in foreign countries may be less advanced than in the United States;

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  to the extent we bill for our services in the functional currency of our foreign subsidiaries, any depreciation of such currencies against the dollar would negatively impact our results of operations;

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  expenses incurred to modify our accounting systems as we do more business in the countries that are converting their currencies to the euro;

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  restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use or other local laws or regulations impacting ecommerce, such as privacy and data exchange laws;

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  changes in regulatory requirements which could raise the cost of doing business or even prevent doing business, or restrict our ability to remove funds or investments from a country;

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  seasonal reductions in business activity, which may adversely impact our business and results of operations;

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  longer payment cycles and problems in collecting accounts receivable, which may adversely impact our results of operations due to required allowances for doubtful accounts and increased cost of collection efforts; and

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  lack of ability to determine the taxation to which we or our employees may be subject in foreign countries, including the failure to evaluate complex payroll tax regulations of foreign countries, which could cause us to underestimate our tax liabilities.

Any of these factors could result in increased costs, unanticipated liabilities, operational difficulties and decreases in revenues and earnings.

Potential acquisitions or joint ventures, partnerships or similar alliance opportunities may result in, among other things, increased expenses, difficulties in integrating target companies, interference with relationships with clients or business partners, and diversion of management's attention

        An element of our strategy includes expanding our solutions and service offerings, enhancing business development and gaining access to new technologies, skills and other resources through strategic acquisitions, partnerships and investments when attractive opportunities arise. These arrangements may include equity investments in or by Tanning, referral or commission arrangements, joint marketing agreements, product or services education, and other types of relationships and agreements. Some of the risks that we may encounter in implementing this element of our strategy include:

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  expenses and difficulties in identifying potential targets or partners and the costs associated with acquisitions, transactions or relationships that are abandoned before completion;

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  expenses, delays and difficulties of integrating the acquired company or partner into our existing organization and our company's culture;

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  diversion of management's attention during the acquisition or alliance process;

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  diversion of management's attention following the acquisition or alliance process where management has options or other equity incentive rights in the acquired company or partner;

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  potential expenses or funding obligations required in connection with entering into or implementing alliances or related transactions;

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  expenses of amortizing the acquired company's intangible assets, which could be significant;

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  impact on our financial condition due to the timing of the acquisition or alliance;

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  potential conflicts among competing parties that may be alliance partners with us or with whom we may have other business relationships; and

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  expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment, and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty responding to changing technology, industry standards and client preferences, which could cause us to lose business

        Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We cannot give any assurances that we will be successful in addressing these developments on a timely basis or at all. Our failure to respond quickly and cost-effectively to new developments could cause us to lose current and potential business opportunities and have a material adverse effect on our business and results of operations.

        In particular, we have derived a significant portion of our revenues from projects based primarily on:

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  open system technologies, which are standards-based, non-proprietary technologies;

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  multi-tier software architecture, in which the key layers of an application system are separated and optimized independently to improve performance, scalability and reliability;

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  web-based architectures; and

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  electronic commerce, generally.

        These areas are continuing to develop and are subject to rapid change. Any factors negatively affecting the acceptance of information processing systems using client/server and web-based architectures could have a material adverse effect on our business, especially if we are unable to develop skills and replacement technologies for these types of information processing systems.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

        We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected.

        Our strategies to deter misappropriation could be inadequate in light of the following risks:

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  non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries;

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  undetected misappropriation of our proprietary methodologies;

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  development of similar software or applications by our competitors; and

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  unenforceability of the non-competition and confidentiality agreements entered into by our key employees.

        If any of these risks materialize, we could be required to spend significant amounts to defend our rights and our managerial resources could be diverted. In addition, our proprietary methodologies may decline in value or our rights to them may not be enforceable.

Others could claim that we infringe on their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation

        Although we believe that our services do not infringe on the intellectual property rights of others, we cannot give any assurances that an infringement claim will be successfully defended. A successful infringement claim against us could materially and adversely affect us in the following ways:

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  we may be liable for damages and litigation costs, including attorneys' fees;

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  we may be enjoined from further use of the intellectual property;

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  we may have to license the intellectual property, incurring licensing fees;

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  we may have to develop a non-infringing alternative, which could be costly and delay projects; and

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  we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

        Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, clients' termination of project engagements and harm to our reputation.

Our business and our client relationships may suffer if we have disputes over our right to resell or reuse intellectual property developed for specific clients

        A portion of our business involves the development of software applications for specific client engagements. Ownership of client-specific software is generally retained by the client, although we retain rights to some of the applications, processes and other intellectual property developed in connection with client engagements. Issues relating to the rights to intellectual property can be complicated. We cannot give any assurances that disputes will not arise that affect our ability to resell or reuse such applications, processes and other intellectual property, damage our relationships with our clients, divert our management's attention or have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if growth in the use of the Internet declines

        Because Internet technologies are central to many of our solutions, our business depends upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and our business and results of operations could suffer. Factors which may affect Internet usage or electronic commerce adoption include:

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  actual or perceived lack of security of information;

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  lack of access and ease of use;

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  congestion of Internet traffic or other usage delays;

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  inconsistent quality of service;

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  increases in access costs to the Internet;

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  excessive government regulation;

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  uncertainty regarding intellectual property ownership;

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  reluctance to adopt new business methods;

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  costs associated with the obsolescence of existing infrastructure; and

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  economic viability of the Internet commerce model.

Government regulation and legal uncertainties relating to the Internet could result in decreased demand for our services, increased costs, or otherwise harm our business

        Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

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  on-line content;

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  interaction with children;

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  copyright infringement;

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  user privacy;

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  taxation;

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  access charges;

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  liability for third-party activities;

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  transmission of sexually explicit material;

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  defamation;

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  consumer protection; and

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  jurisdiction.

Foreign governments have also taken actions to regulate aspects of the Internet, including user privacy and on-line content. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate these and other aspects of the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

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  EXHIBIT 99.1